Exhibit 99.1

Contact:

Rush Enterprises Inc., San Antonio

Martin A. Naegelin, Jr., 830-626-5230

Adam Friedman Associates

Adam Friedman, 212-981-2529, ext 18

RUSH ENTERPRISES, INC. REPORTS FIRST QUARTER RESULTS

EPS Increases 48% to $0.46 on Revenue Increase of 23.9%

SAN ANTONIO, Texas, April 18, 2006 — Rush Enterprises, Inc. (NASDAQ:  RUSHA & RUSHB), which operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas, today announced results for the first quarter ended March 31, 2006.

In the first quarter, the Company’s gross revenues totaled $497.9 million, a 23.9% increase from gross revenues of $402.0 million reported for the first quarter ended March 31, 2005. Net income for the quarter was $11.6 million, or $0.46 per diluted share, compared with net income of $7.7 million, or $0.31 per diluted share, in the quarter ended March 31, 2005.

The Company began recording stock option expense in the first quarter of 2006 as required by Statement of Financial Accounting Standards No. 123R. This non-cash expense totaled $964,000 ($602,500 after tax or $0.02 per diluted share) in the first quarter of 2006.

The Company’s truck segment recorded revenues of $474.3 million in the first quarter of 2006, compared to $388.5 million in the first quarter of 2005. The Company delivered 2,299 new heavy-duty trucks, 891 new medium-duty trucks and 1,058 used trucks during the first quarter of 2006, compared to 2,185 new heavy-duty, 624 new medium-duty and 980 used trucks in the first quarter of 2005. Parts, service and body shop sales increased to $97.5 million in the first quarter of 2006 from $78.5 million in the first quarter of 2005.

The Company’s construction equipment segment recorded revenues of $18.9 million in the first quarter of 2006, compared to $11.3 million in the first quarter of 2005. New and used construction equipment unit sales revenue increased 80.0% to $14.4 million in the first quarter of 2006 from $8.0 million in the first quarter of 2005. Construction equipment parts, service and body shop sales increased 25.0% to $4.0 million in the first quarter of 2006 from $3.2 million in the first quarter of 2005.

In announcing the results, W. Marvin Rush, Chairman of Rush Enterprises said, “We are very pleased with our first quarter results and are confident about Rush’s prospects for the remainder of 2006. Our deliveries of class 8, medium duty and used trucks are expected to set all time records. Increased truck sales, combined with growing parts, service and body shop revenues, should increase our absorption rate and result in record profits in 2006.”

Mr. Rush added, “We expect three of the next four years to be at or near record levels for class 8 deliveries. We anticipate, the industry will experience a decline in truck sales in 2007 due to new diesel emission requirements, followed by strong years in 2008 and 2009. We remain committed to improving our absorption rates. We believe this will maximize our profits in 2006 and soften the earnings impact that will result from fewer trucks being sold in 2007. The first quarter comparison yielded an improvement in absorption from 96.4% in 2005 to 100.9% in 2006. We have a stated goal of achieving a 110% absorption rate by 2008.”

Mr. Rush added, “In March 2006, we reported that Rush purchased certain assets of Great Southern Peterbilt, Inc.’s Peterbilt and Hino truck dealership in Jacksonville, Florida. This acquisition provides Rush with the rights to sell Peterbilt and Hino trucks and parts in Jacksonville and provides Rush Enterprises with its fifth location in Florida. Jacksonville is a great city with a growing economy and we believe that Rush Truck Center of Jacksonville will be a great addition to our network of Rush Truck Centers.”

Conference Call Info.

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter on Wednesday, April 19th, 2006 at 10a.m. EST/ 9 a.m. CST. Earnings will be reported on Tuesday, April 18th, 2006 after close of market. The call can be heard live by dialing 866-200-5830 (US) or 732-694-1588 (International) and entering the pin code 883993 followed by the # key or via the Internet at www.rushenterprises.com (“Events”) section, www.earnings.com or www.streetevents.com. For those who cannot listen to the live broadcast, the Webcast will be available until May 20th. The audio replay will be available until May 20th, by dialing 866-206-0173 (US) or 732-694-1571 (International) and entering the conference reference code 170099 followed by the # key.

About Rush Enterprises

Rush Enterprises operates the largest network of heavy-duty truck and medium-duty dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its operations include a network of over 40 Rush Truck Centers located in Alabama, Arizona, California, Colorado, Florida, Oklahoma, New Mexico, Tennessee and Texas. The Company has developed its Rush Truck Centers and its Rush Equipment Center as “one-stop centers” where, at one convenient location, its customers can purchase new or used trucks or construction equipment, purchase insurance products, purchase aftermarket parts and accessories and have service performed by certified technicians. For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning current and projected truck industry conditions, sales and delivery forecasts, anticipated improvement in the Company’s absorption rates, and the impact of new diesel emissions standards on the truck market, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the company with the Securities and Exchange Commission.

-Tables to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2006 AND DECEMBER 31, 2005

(In Thousands, Except Shares and Per Share Amounts)

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$121,305	$133,069
Accounts receivable, net	53,714	63,473
Inventories	355,626	338,212
Prepaid expenses and other	1,640	1,829
Deferred income taxes	4,220	3,856
Total current assets	536,505	540,439

PROPERTY AND EQUIPMENT, net	200,525	196,161

OTHER ASSETS, net	112,591	103,634
Total assets	$849,621	$840,234

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Floor plan notes payable	$307,385	$315,985
Current maturities of long-term debt	20,154	18,807
Current maturities of capital lease obligations	2,595	2,277
Advances outstanding under lines of credit	2,889	2,755
Trade accounts payable	26,752	23,327
Accrued expenses	52,592	51,151

Total current liabilities	412,367	414,302

LONG-TERM DEBT, net of current maturities	111,760	114,345
CAPITAL LEASE OBLIGATIONS, net of current maturities	13,961	14,628
DEFERRED INCOME TAXES, net	24,203	23,339

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2005 and 2006	—	—
Common stock, par value $.01 per share; 40,000,000 class A shares and 10,000,000 class B shares authorized; 16,770,060 class A shares and 7,895,863 class B shares outstanding in 2005; and 16,856,465 class A shares and 7,935,745 class B shares outstanding in 2006	248	247
Additional paid-in capital	164,735	162,603
Retained earnings	122,347	110,770
Total shareholders’ equity	287,330	273,620
Total liabilities and shareholders’ equity	$849,621	$840,234

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three months ended March 31,
	2006	2005
REVENUES:
New and used truck sales	$363,347	$298,931
Parts and service	104,867	83,009
Construction equipment sales	14,434	7,976
Lease and rental	9,380	7,703
Finance and insurance	4,065	3,163
Other	1,792	1,261

Total revenues	497,885	402,043

COST OF PRODUCTS SOLD:
New and used truck sales	334,172	278,370
Parts and service	62,279	50,006
Construction equipment sales	12,698	7,018
Lease and rental	7,136	5,702

Total cost of products sold	416,285	341,096

GROSS PROFIT	81,600	60,947

SELLING, GENERAL AND ADMINISTRATIVE	56,656	43,608

DEPRECIATION AND AMORTIZATION	2,908	2,413

OPERATING INCOME	22,036	14,926

INTEREST EXPENSE, NET	3,546	2,494

GAIN ON SALE OF ASSETS	33	63

INCOME BEFORE INCOME TAXES	18,523	12,495

PROVISION FOR INCOME TAXES	6,946	4,811

NET INCOME	$11,577	$7,684

EARNINGS PER COMMON SHARE – BASIC
Net income	$.47	$.32
EARNINGS PER COMMON SHARE – DILUTED
Net income	$.46	$.31

Weighted average shares outstanding:

Basic	24,707	23,929

Diluted	25,305	24,795